APPENDIX IV-32

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-32 is part of the Fund Services Agreement (the “Agreement”), dated May 17, 2011, between Northern Lights Fund Trust II (the “Trust”) and Gemini Fund Services, LLC (“GFS”) and supersedes and replaces any existing Appendix IV to the Agreement relating to the Fund(s) identified below. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-32 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

EFFECTIVE DATE

The Effective Date for the Fund(s) set forth on this Appendix IV-32 shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund Name	Board Approval Date
Dynamic International Opportunity Fund	January 23, 2018
Dynamic U.S. Opportunity Fund	January 23, 2018
Acclivity Mid Cap Multi-Style Fund	July 24, 2018
Acclivity Small Cap Growth Fund	July 24, 2018
Acclivity Small Cap Value Fund	July 24, 2018
Acclivity Broad Equity Multi-Style Fund	October 15, 2019
Dynamic Global Diversified Fund	October 15, 2019

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of a Fund Family for the previous month).

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-32 to the Fund Services Agreement effective as of October 15, 2019.

NORTHERN LIGHTS FUND TRUST II	GEMINI FUND SERVICES, LLC

By: /s/ Kevin Wolf_	By: /s/ Gary Tenkman
Kevin Wolf	Gary Tenkman
President	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of this Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Innealta Capital, LLC

13215 Bee Cave Parkway

Building A, Suite 240

Austin, TX 78738-0064

By:/s/ Vito Sciaraffia

Name: Vito Sciaraffia

Title: CIO

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

E-Signature capability

Fund Data Web Package

Performance Web Page

  Comprehensive performance report hosted by GFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by GFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at GFS for processing
    Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)